Ex-99.h.4

Delaware Distributors, L.P.

2005 Market Street

Philadelphia, PA 19103

April   26, 2007

Delaware VIP Trust

2005 Market Street

Philadelphia, PA 19103

Re:          Expense Limitations

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of Delaware VIP Capital Reserves Series, Delaware VIP Cash Reserve Series, Delaware VIP Balanced Series, Delaware VIP Diversified Income Series, Delaware VIP Emerging Markets Series, Delaware VIP Growth Opportunities Series, Delaware VIP High Yield Series, Delaware VIP International Value Equity Series, Delaware VIP Value Series, Delaware VIP REIT Series, Delaware VIP Select Growth Series, Delaware VIP Small Cap Value Series, Delaware VIP Trend Series, and Delaware VIP US Growth Series (collectively, the “Series”), which are series of Delaware VIP Trust, the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees for the Series’ Service Class Shares, so that such Series’ Rule 12b-1 (distribution) fees will not exceed 0.25% for the period May 1, 2007 through April 30, 2008.

The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/ Theodore K. Smith
Name: Theodore K. Smith
	Title:	Executive Vice President, Retail Product
Sales and Marketing
Date: April 26, 2007

Your signature below acknowledges

acceptance of this Agreement:

Delaware VIP Trust

By:	/s/ Richard Salus
Name: Richard Salus
Title: Senior Vice President and Chief Financial Officer
Date: April 26, 2007